FORM OF OPINION WITH RESPECT TO TAX MATTERS

__________, 2017

AdCare Health Systems, Inc.
454 Satellite Boulevard, N.W.
Suite 100
Suwanee, Georgia 30024

Re:	Merger of AdCare Health Systems, Inc., and Regional Health Properties, Inc.
Ladies and Gentlemen:
We have acted as counsel to AdCare Health Systems, Inc., a Georgia corporation (“AdCare”), in connection with the proposed merger (the “Merger”) of AdCare with and into its wholly owned subsidiary, Regional Health Properties, Inc., a Georgia corporation (“RHE”) pursuant to an Agreement and Plan of Merger dated as of __________, 2017 (the “Merger Agreement”). RHE will be the surviving corporation upon consummation of the Merger. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement.
In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Merger Agreement, the Registration Statement on Form S-4 of RHE (Registration No. 333-216041), as amended (the “Registration Statement”), and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by AdCare and RHE, including factual statements and representations set forth in the Joint Certificate of Representations (the “Officers’ Certificate”) dated the date hereof from officers of AdCare and RHE delivered to us.
For purposes of rendering our opinion, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement), (ii) the statements concerning the transactions contemplated by the Merger Agreement and the parties referred to in the Merger Agreement, the Registration Statement and the Officers’ Certificate are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Merger Agreement, the Registration Statement or the Officers’ Certificate regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant) in each case as if made without such qualification, and (iv) the parties to the Merger Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement. Our opinion assumes and is expressly conditioned on, among other things, the

AdCare Health Systems, Inc.
__________, 2017

initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to in this paragraph.
In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service, currently published administrative rulings and procedures and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Merger Agreement, the Registration Statement, the Officers’ Certificate or any other document on which we have relied, could affect our conclusion herein. Moreover, an opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.
Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and that each of AdCare and RHE will be a party to a reorganization within the meaning of Section 368(b) of the Code.
Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement, and we express no other opinion, including, without limitation, any opinion as to whether any events subsequent to the Effective Time will be viewed as part of the plan of reorganization for United States federal income tax purposes and the effect, if any, of such events on our conclusion herein.
This opinion is solely for your and RHE’s benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose. The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you after the date hereof of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.
Sincerely,